Exhibit 10(21)


                            PROMUS HOTEL CORPORATION

                                  June 30, 1995


[Name of Executive]
Promus Hotel Corporation
6800 Poplar Avenue, Suite 200
Memphis, TN 38138

     Re:  Severance Agreement

Dear ___________:

     Promus Hotel Corporation (the "Company") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

     In order to induce you to remain in the employ of the Company and in consideration of your agreements set forth in Subsection 2(b) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("this Agreement") in the event your employment with the Company terminates subsequent to a "Change in Control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on June 30, 1995 and shall continue in effect through December 31, 1995; provided, however, that commencing on January 1, 1996 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall automatically continue in effect for a period of twenty-four months beyond the month in which such Change in Control occurred.






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June 30, 1995
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     2.  Change in Control.

     (a) No benefit shall be payable to you hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred, subject to subparagraph (iv) hereof, if any of the events in subparagraphs (i), (ii) or (iii) occur:

          (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, regardless of comparative voting power of such voting securities, and regardless of whether or not the Board shall have approved such Change in Control; or

          (ii) During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii) The holders of securities of the Company entitled to vote thereon approve the following:

               (A) A merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, or










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[Name of Executive]
June 30, 1995
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          such securities of such surviving entity outstanding immediately after such merger or consolidation, or

               (B) A plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (iv) Notwithstanding the definition of a "Change in Control" of the Company as set forth in this Section 2(a), the Human Resources Committee of the Board (the "Committee") shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred, and the date of the occurrence of such Change in Control and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets or business of the Company (as determined immediately prior to the transaction or series of transactions by the Committee in its sole discretion which determination shall be final and conclusive) being held by a corporation at least 80% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of the Company (determined immediately prior to such transaction or series of transactions). The Committee may exercise such discretionary authority without regard to whether one or more of the transactions in such series of transactions would otherwise constitute a Change in Control of the Company under the definition set forth in this Section 2(a).

     (b) For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred if the following occur:

          (i) The Company enters into an agreement or letter of intent, the consummation of which would result in the occurrence of a Change in Control of the Company;

          (ii) Any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

          (iii) Any person, other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the Company's then outstanding voting











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[Name of Executive]
June 30, 1995
Page 4




     securities carrying the right to vote in elections of persons to the Board increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

          (iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential Change in Control occurs) until the earliest of (x) a date which is six months from the occurrence of such Potential Change in Control of the Company, (y) the termination by you of your employment by reasons of Disability or Retirement (at your normal retirement age), as defined in Subsection 3(i), or (z) the occurrence of a Change in Control of the Company.

     3. Termination Following Change in Control. If any of the events described in Subsection 2(a) hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(c) hereof upon the subsequent termination of your employment (whether or not such termination is voluntary) during the term of this Agreement unless such termination is (y) because of your death, Disability or Retirement, or (z) by the Company for Cause.

     (a) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within thirty days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination at age 65 (or later) with ten years of service or retirement in accordance with any retirement contract between the Company and you.

     (b) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon your engaging in willful and continued misconduct, or your willful and continued failure to substantially perform your duties with the Company (other than due to physical or mental illness), if such failure or misconduct is materially damaging or materially detrimental to the business and operations of the Company, provided that you shall have received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that you have








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June 30, 1995
Page 5




engaged in such failure or misconduct. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.
Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of failure to substantially perform your duties or of misconduct in accordance with the first sentence of this Subsection, and of continuing such failure to substantially perform your duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

     (c) Voluntary Resignation. After a Change in Control of the Company and for purposes of receiving the benefits provided in Subsection 4(c) hereof, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years following the occurrence of a Change in Control of the Company hereunder. Such resignation shall not be deemed a breach of any employment contract between you and the Company.

     (d) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (e)  Date of Termination, Etc.  "Date of Termination" shall mean:

          (i) If your employment is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty day period), and

          (ii)  If your employment is terminated pursuant to Subsection (b) or
     (c) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than thirty days, and in the case of a termination pursuant to









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June 30, 1995
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     Subsection (c) above shall not be less than fifteen nor more than sixty days, respectively, from the date such Notice of Termination is given);

provided that if within fifteen days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, bonus, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     4. Compensation Upon Termination or During Disability Following a Change of Control. Following a Change in Control of the Company, as defined in Subsection 2(a), upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

     (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's Bonus Plan, Restricted Stock Plan, and other incentive compensation plans during such period, until this Agreement is terminated pursuant to Section 3(a) hereof. Thereafter, or in the event your employment shall be terminated for Retirement, or by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, subject to Subsection 4(e) hereof.

     (b) If your employment shall be terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under








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[Name of Executive]
June 30, 1995
Page 7




any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

     (c) If your employment by the Company shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you by voluntary resignation, then you shall be entitled to the benefits provided below:

          (i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due;

          (ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to
     2.99 times the average of the Annual Compensation (as defined below) which was payable to you by the Company (including for periods prior to the commencement date of your employment with the Company, The Promus Companies Incorporated or its affiliates, and for periods prior to February 7, 1990, Holiday Corporation or its affiliates), or any corporation affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), for the five calendar years preceding the calendar year in which the Change in Control occurred. Such average shall be determined in accordance with proposed, temporary or final regulations promulgated under Section 280G(d) of the Code, or, in the absence of such regulations, if you were not employed by the Company (including for this purpose The Promus Companies Incorporated or its affiliates for periods prior to the commencement date of your employment with the Company and Holiday Corporation or its affiliates for the period prior to February 7,
     1990) or its affiliates during the entire five calendar years preceding the calendar year in which the Change in Control occurred, then such average shall be the average of your Annual Compensation for the complete calendar years (if any) and partial calendar year (if any) during which you were so employed provided that the amount for any such partial calendar year shall be an annualized amount based on the amount of Annual Compensation paid to you during the partial calendar year. If you were not employed by the Company or its affiliates, or, for periods prior to the commencement date of your employment with the Company, The Promus Companies Incorporated or its affiliates, or, for periods prior to February 7, 1990, Holiday Corporation or its affiliates during such preceding calendar year, then such average shall be an annualized amount based on the amount of Annual Compensation paid to you during the calendar year in which the Change of Control








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[Name of Executive]
June 30, 1995
Page 8




     occurred. Annual Compensation is your base salary and your annual bonus under the Annual Management Bonus Plan of the Company that was payable to you by the Company or any of its affiliates (including for this purpose base salary and bonus payable to you by The Promus Companies Incorporated or its affiliates for periods prior to the commencement date of your employment with the Company and Holiday Corporation or its affiliates for periods prior to February 7, 1990) that was payable to you during a calendar year determined without any reduction for any deferrals of such salary or such bonus under any deferred compensation plan (qualified or unqualified) and without any reduction for any salary reductions used for making contributions to any group insurance plan of the Company (including for this purpose The Promus Companies Incorporated or its affiliates for periods prior to the commencement date of your employment with the Company and Holiday Corporation or its affiliates for periods prior to February 7,
     1990) or its affiliates.

          (iii) The Company shall also pay to you the amounts of any compensation or awards payable to you or due to you in respect of any period preceding the Date of Termination under any incentive compensation plan of the Company (including, without limitation, the Company's Restricted Stock Plan and Stock Option Plan (the "Option Plan") and under any agreements with you in connection therewith, and shall make any other payments and take any other actions provided for in such plans and agreements.

          (iv) In lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of outstanding options, if any ("Options") granted to you under the Option Plan (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (y) the excess of, the higher of the closing price of Company Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in Company Shares is highest) or the highest per share price for Company Shares actually paid in connection with any change in control of the Company, over the per share exercise price of each Option held by you (whether or not then fully exercisable), times (z) the number of Company Shares covered by each such option.

          (v) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any









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[Name of Executive]
June 30, 1995
Page 9




     tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder).

          (vi) In the event that you become entitled to the payments (the "Severance Payments") provided under paragraphs (ii), (iii), and (iv), above (and Subsections (d) and (e), below), and if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to you at the time specified in paragraph (vii), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal (and state and local) income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Severance Payments less any Excise Tax attributable to Severance Payments in respect of those shares of restricted stock granted to you in 1990 in connection with the merger of Holiday Corporation with and into a subsidiary of Bass plc and which were issued in substitution of shares of Holiday Corporation restricted stock granted to you on or after November 11, 1986 in connection with the 1987 recapitalization of Holiday Corporation (the "Excluded Severance Payments"). For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

               (A) Any other payments or benefits received or to be received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

               (B) The amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of










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[Name of Executive]
June 30, 1995
Page 10




          the Severance Payments or (z) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (A), above); and

               (C) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Severance Payments other than the Excluded Severance Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a Federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Severance Payments other than the Excluded Severance Payments is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (vii) The payments provided for in paragraphs (ii), (iii), (iv) and
     (vi) above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments









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June 30, 1995
Page 11




     and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (d) If your employment shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you voluntarily, then for a twenty-four month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(d) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four month period following your termination, and any such benefits actually received by you shall be reported to the Company.

     (e) In the event a Change in Control of the Company occurs after you and the Company have entered into any retirement agreement including an agreement providing for early retirement, then the present value, computed using a discount rate of 8% per annum, of the total amount of all unpaid deferred payments as payable to you in accordance with the payment schedule that you elected when the deferral was agreed to and using the plan interest rate applicable to your situation, or other payments payable or to become payable to you or your estate or beneficiary under such retirement agreement (other than payments payable pursuant to a plan qualified under section 401(a) of the Internal Revenue Code) including, without limitation, any unpaid deferred payments under the Company's Executive Deferred Compensation Plan and the Company's other deferred compensation plans shall be paid to you (or your estate or beneficiary if applicable) in cash within five business days after the occurrence of the Change in Control of the Company. If you and the Company or its affiliates have executed a retirement agreement and if the Change in Control of the Company occurs before the effective date of your retirement, then you shall receive the Severance Payment payable under Subsection 4(c)(ii) herein in addition to the present value of your unpaid deferred retirement payments and other payments under the retirement agreement as aforesaid. All other benefits to which you or your estate or any beneficiary are entitled under such retirement agreement shall continue in effect notwithstanding the Change in Control of the Company. This Subsection 4(e) shall survive your retirement.












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[Name of Executive]
June 30, 1995
Page 12




     (f) Notwithstanding that a Change in Control shall not have yet occurred, if you so elect, by written notice to the Company given at any time after the date hereof and prior to the time such amounts are otherwise payable to you:

          (i) The Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, sufficient in the opinion of the Company's management to fund payment of the following amounts to you, as such amounts become payable:

               (A) Amounts payable, or to become payable, to you or to your beneficiaries or your estate under the Company's Executive Deferred Compensation Plan and under any agreements related thereto in existence at the time of your election to make the deposit into escrow.

               (B) Amounts payable, or to become payable, to you or to your beneficiaries or your estate by reason of your deferral of payments payable to you prior to the date of your election to make the deposit into escrow under any other deferred compensation agreements between you and the Company in existence at the time of your election to make the deposit into escrow, including but not limited to deferred compensation agreements relating to the deferral of salary or bonuses.

               (C) Amounts payable, or to become payable, to you or to your beneficiaries or your estate under any agreement relating to your retirement from the Company (including payments described under Subsection 4(e) above) which agreement is in existence at the time of your election to make the deposit into escrow, other than amounts payable by a plan qualified under Section 401(a) of the Code.

               (D) Subject to the approval of the Committee, amounts then due and payable to you, but not yet paid, under any other benefit plan or incentive compensation plan of the Company (whether such amounts are stock or cash) other than amounts payable to you under a plan qualified under section 401(a) of the Code.

          (ii) Upon the occurrence of a Potential Change of Control, the Company shall deposit with an escrow agent (which shall be the same escrow agent, if one exists, acting pursuant to clause (i) of this subsection 4(f)), pursuant to an escrow agreement












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[Name of Executive]
June 30, 1995
Page 13




     between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, sufficient in the opinion of Company management to fund the payment to you of the amounts specified in Subsection 4(c) of this Agreement.

          (iii) It is intended that any amounts deposited in escrow pursuant to the provisions of clause (i) or (ii) of this Subsection 4(f), be subject to the claims of the Company's creditors, as set forth in the form of such escrow agreement.

     (g) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise (except as specifically provided in this Section 4).

     (h) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate to the extent such benefits are not paid under this Agreement.

     5.   Successors; Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment voluntarily following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder if you

[Name of Executive]
June 30, 1995
Page 14




had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

     8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect. Judgment may be

[Name of Executive]
June 30, 1995
Page 15




entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     11. Similar Provisions in Other Agreement. The Severance Payment under this Agreement supersedes and replaces any other severance payment to which you may be entitled under any previous agreement between you and the Company (including for this purpose The Promus Companies Incorporated or its affiliates) or its affiliates.

[Name of Executive]
June 30, 1995
Page 16





     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our binding agreement on this subject.

                         Very truly yours,

                         PROMUS HOTEL CORPORATION



                         BY:______________________






Agreed:



___________________________________
Raymond E. Schultz